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COMPANY PRESS RELEASE

DIEDRICH COFFEE EXECUTES DEFINITIVE
AGREEMENT TO ACQUIRE COFFEE PEOPLE

IRVINE, Calif.--(BUSINESS WIRE)--March 17, 1999--Diedrich Coffee, Inc. (Nasdaq:DDRX - news), a leading retailer, wholesaler and custom roaster of specialty coffee, and Coffee People Inc. (Nasdaq:MOKA - news) are pleased to announce that they have executed a definitive agreement in which Diedrich Coffee will acquire Coffee People.

This follows the signing of a letter of intent announced on Feb. 9, 1999.

This acquisition will position Diedrich Coffee as the second-largest company in the retail specialty coffee market and as an industry leader in mall-based retail coffee stores. The combined company will have annual systemwide sales of more than $150 million through 363 outlets in 38 states and seven countries.

The company's brands will include Diedrich Coffee, Coffee People and Coffee Plantation coffeehouses and Gloria Jean's mall-based retail coffee stores.

Under the terms of the agreement, Coffee People shareholders will receive $10.75 million in cash, 1,500,000 shares of Diedrich Coffee common stock, and $12.25 million in cash or a combination of cash and stock based on the successful completion of a public equity offering by Diedrich Coffee.

As of March 17, there were 10,762,757 shares of Coffee People common stock outstanding. Approximately 69 percent of Coffee People's outstanding shares are owned by The Second Cup Ltd., which trades on the Toronto Stock Exchange under the symbol SKL.

The transaction is expected to close during summer 1999, subject to a number of conditions including the securing of financing and shareholder and regulatory approval.

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including but not limited to, the successful closing of this transaction, impact of competition, the availability of working capital and other risks and uncertainties described in detail under "Certain Factors and Trends Affecting Diedrich Coffee and its Business" in the company's annual report on form 10-K for

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the fiscal year ended Jan. 28, 1998, and in the company's subsequent reports on form 10-Q, as well as in Coffee People's Form 10-K filed with the Securities and Exchange Commission on Sept. 25, 1998, and Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on April 23, 1998.
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CONTACTS:

   Diedrich Coffee Inc.
   Dan Cahill, 310/966-5513 (media)
   Ann Wride, 949/260-6713 (investors)
     or
   Coffee People Inc.
   Delores Chenoweth, 503/469-0338 (media)
   Mark Archer, 831/633-4001 (investors)